As filed with the Securities and Exchange Commission on March 10, 2011
Registration No. 333-172197

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XOMA Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	52-2154066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2910 Seventh Street
Berkeley, California 94710
(510) 204-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Margolin, Esq.
XOMA Ltd.
2910 Seventh Street
Berkeley, California 94710
(510) 204-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Geoffrey E. Liebmann, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment reflects changes to only one of the two prospectuses to which this registration statement relates.  The prospectus relating to the offering from time to time of our common shares, preference shares, debt securities and warrants, which we refer to as the base prospectus, remains unchanged from the original filing of this registration statement.  The other prospectus, which covers common shares that we may offer under our At Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC dated February 4, 2011, is amended as reflected herein.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 10, 2011

$100,000,000

XOMA Ltd.

Common Shares

This prospectus relates to the issuance and sale of our common shares from time to time through our sales agent, McNicoll, Lewis & Vlak LLC.  These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent, the form of which was filed with the Securities and Exchange Commission with the registration statement of which this prospectus forms a part.  Our sales agreement with McNicoll, Lewis & Vlak LLC is limited to the sale of up to a number of common shares not to exceed the amount that can be sold under the registration statement of which this prospectus forms a part, which amount, as of the date of this prospectus, is approximately $100.0 million.

Our common shares are quoted on The NASDAQ Global Market under the symbol “XOMA.”  On March 9, 2011, the last reported sale price of our common shares on The NASDAQ Global Market was $5.05 per share.  Sales of shares of our common shares under this prospectus, if any, may be made by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on The NASDAQ Global Market, on any other existing trading market for our common shares or to or through a market maker, or in privately negotiated transactions, subject to our approval.  The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us.  There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

Unless we and our sales agent otherwise agree, the commission to the sales agent for sales of common shares sold pursuant to the sales agreement will be 3% of the gross proceeds of the sales price per share.  If different than 3%, the amount of any compensation to be received by the sales agent will be disclosed in a separate prospectus supplement for such shares.  The net proceeds to us that we receive from sales of our common shares will depend on the number of shares actually sold and the offering price for such shares.

In connection with the sale of common shares on our behalf, the sales agent is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933.

Investing in our common shares involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common shares in the section entitled “RISK FACTORS” in this prospectus and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of XOMA’s shares, options, warrants, depositary receipts, rights, loan notes and other securities to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The NASDAQ Global Market. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of the prospectus is             , 2011.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC, under which we may sell common shares from time to time through McNicoll Lewis & Vlak LLC, as our agent for the offer and sale of the common shares, in an aggregate amount not to exceed the amount that can be sold under the registration statement of which this prospectus forms a part, which amount, as of the date of this prospectus, is approximately $100.0 million.  McNicoll, Lewis & Vlak LLC may sell the common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker.  McNicoll, Lewis & Vlak LLC may also sell the common shares in privately negotiated transactions, subject to our prior approval.

Each time that we wish to issue and sell common shares under the sales agreement, we will provide McNicoll, Lewis & Vlak LLC with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of common shares that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, McNicoll, Lewis & Vlak LLC has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms.  Unless otherwise specified, the settlement between us and McNicoll, Lewis & Vlak LLC of our common shares will occur on the third trading day following the date on which the sale was made.  The obligation of McNicoll, Lewis & Vlak LLC under the sales agreement to sell our common shares pursuant to a placement notice is subject to a number of conditions.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay McNicoll, Lewis & Vlak LLC a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through it as sales agent under the sales agreement.  Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.  We estimate that the total expenses for the offering, excluding compensation payable to McNicoll, Lewis & Vlak LLC under the terms of the sales agreement, will be approximately $245,000.

In connection with the sale of our common shares contemplated in this prospectus, McNicoll, Lewis & Vlak LLC is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to McNicoll, Lewis & Vlak LLC may be deemed to be underwriting commissions or discounts.  We have agreed to indemnify McNicoll, Lewis & Vlak LLC against certain civil liabilities, including liabilities under the Securities Act of 1933.

Sales of our common shares as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and McNicoll, Lewis & Vlak LLC may agree upon.

The offering of our common shares pursuant to the sales agreement will terminate on the earliest of (1) the sale of all of our common shares subject to the sales agreement, or (2) termination of the sales agreement by us or McNicoll, Lewis & Vlak LLC.  We and McNicoll, Lewis & Vlak LLC may each terminate the sales agreement at any time upon 60 days prior notice.  McNicoll, Lewis & Vlak LLC may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in the sales agent’s reasonable judgment, may impair its ability to sell our common shares or a suspension or limitation of trading of our common shares on The NASDAQ Global Market.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions.  A copy of the sales agreement was filed with the SEC with the registration statement of which this prospectus forms a part.

McNicoll, Lewis & Vlak LLC has no relationship with us other than its current role as a sales agent for our current and previous at-the-market offerings of common shares.

LEGAL MATTERS

Certain matters under Bermuda law with respect to the validity of the securities being offered hereby will be passed upon by Conyers Dill & Pearman Limited, located in Hamilton, Bermuda. Certain matters under New York and U.S. federal law will be passed upon by Cahill Gordon & Reindel LLP, located in New York, New York.  McNicoll, Lewis & Vlak LLC is being represented in connection with this offering by DLA Piper LLP (US), New York, New York.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$11,610
Accounting fees and expenses	200,000
Legal fees and expenses	165,000
Printing and miscellaneous expenses	48,390
Total	$425,000

Item 15.	Indemnification of Officers and Directors

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in which relief from liability is granted to him or her by the court pursuant to the Companies Act 1981 of Bermuda and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud or dishonesty.

The bye-laws of XOMA provide for the indemnity by XOMA of the officers, directors and employees of XOMA to the fullest extent permitted by law.

XOMA’s bye-laws also provide that expenses (including attorneys’ fees) incurred by an officer or director of XOMA in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by XOMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by XOMA pursuant to the Companies Act 1981 of Bermuda.

XOMA’s bye-laws also provide that an officer or director of XOMA shall not be personally liable to XOMA or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Companies Act 1981 of Bermuda.

The indemnification and advancement of expenses and the limitation of liability provided by XOMA’s bye-laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Companies Act 1981 of Bermuda, any other provision of the bye-laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of XOMA’s bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Item 16.	Exhibits and Financial Statement Schedules

See the Index to Exhibits immediately following the signature pages hereto.

Item 17.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)           That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)           The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Berkeley, State of California, on March 10, 2011.

XOMA LTD.
By:	/s/ Steven B. Engle
	Name:	Steven B. Engle
	Title:	Chairman of the Board, Chief Executive
Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	/s/ Steven B. Engle	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 10, 2011
Steven B. Engle
	*	Executive Vice President and Chief Scientific Officer and Director	March 10, 2011
Patrick J. Scannon M.D., Ph.D.
	/s/ Fred Kurland	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	March 10, 2011
Fred Kurland
	*	Lead Independent Director	March 10, 2011
W. Denman Van Ness
	*	Director	March 10, 2011
William K. Bowes, Jr.
	*	Director	March 10, 2011
Peter Barton Hutt
	*	Director	March 10, 2011
John Varian
	*	Director	March 10, 2011
Timothy P. Walbert
	*	Director	March 10, 2011
Jack L. Wyszomierski
*By:	/s/ Steven B. Engle
Steven B. Engle Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Form of underwriting agreement (1)

1.2	At Market Issuance Sales Agreement dated February 4, 2011 between XOMA Ltd. and McNicoll, Lewis & Vlak LLC*

3.1	Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4) (2)

3.2	Bye-Laws of XOMA Ltd. (as amended) (Exhibit 3.2) (3)

4.1	Shareholder Rights Agreement dated as of February 26, 2003 by and between XOMA Ltd. and Mellon Investor Services LLC as Rights Agent (Exhibit 4.1) (3)

4.2	Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (3)

4.3	Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 3) (4)

4.4	Form of Warrant (February 2010 Warrants) (Exhibit 10.2) (5)

4.5	Form of Amended and Restated Warrant (June 2009 Warrants) (Exhibit 10.6) (5)

4.6	Form of Senior Debt Indenture between XOMA Ltd. and one or more trustees to be named*

4.6A	Form of Senior Note (1)

4.7	Form of Subordinated Debt Indenture between XOMA Ltd. and one or more trustees to be named*

4.7A	Form of Subordinated Note (1)

4.8	Form of Common Share Warrant Agreement and Warrant Certificate (1)

4.9	Form of Preference Share Warrant Agreement and Warrant Certificate (1)

4.10	Form of Debt Securities Warrant Agreement and Warrant Certificate (1)

5.1	Legal Opinion of Conyers Dill & Pearman Limited*

5.2	Legal Opinion of Cahill Gordon & Reindel LLP*

12.1	Statements Regarding Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*

23.3	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2)*

24.1	Power of Attorney*

25.1	Form T-1 Statement of Eligibility of Trustee (1)
______________________

*	Previously filed.

(1)	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

(2)	Incorporated by reference to the referenced exhibit to XOMA’s Registration Statement on Form S-4 filed November 27, 1998, as amended.

(3)	Incorporated by reference to the referenced exhibit to XOMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 14, 2003.

(4)	Incorporated by reference to the referenced exhibit to XOMA’s Amendment No. 1 to Current Report on Form 8-K/A filed April 18, 2003.

(5)	Incorporated by reference to the referenced exhibit to XOMA’s Current Report on Form 8-K filed February 2, 2010.